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                                                                    Exhibit 16.1



Securities and Exchange Commission
Washington, DC 20549

Gentlemen:

We were previously principal accountants for Stratabase (the Company) and on February 26, 2003, we reported on the financial statements of the Company as of December 31, 2002 and 2001, and for each of the years then ended. On May 7, 2003, we were dismissed by the Company. We have read the Company's statements included under Item 4 of its Form 8-K for May 1, 2003, and we agree with such statements as they pertain to our firm.

/s/ Moss Adams LLP

Portland, Oregon
May 9, 2003







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